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Modiv Industrial, Inc.
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Modiv Provides Clarity on Reverse Stock Split Proposal

Denver, CO, May 23, 2025 – Modiv Industrial, Inc. (“Modiv Industrial”, “Modiv”, the “Company”, “we” or “our”), (NYSE:MDV), the only public REIT exclusively focused on acquiring industrial manufacturing real estate, today issued the following message from the CEO to provide clarity regarding the rationale and impact of the reverse stock proposal set forth in the Company’s proxy statement for its 2025 Annual Meeting of Stockholders:

“A few weeks ago, we filed our 2025 annual proxy statement. We have received a small number of inquiries regarding the reverse stock split proposal that we put forth. Given that there appears to be a pattern of confusion (not surprising given the legalese of the proxy), we decided to send this missive out so that everyone can hopefully receive a clearer explanation straight from the horse’s mouth. I have attempted to present this in a digestible format but there is a lot of content to understand so please do not hesitate to email us, as needed, at the email address listed down below. Here it goes…

Background –

The fourth proposal in our proxy statement seeks stockholder approval to give the Company the right, but not the obligation, to implement a reverse stock split of our common stock only (not the Series A Preferred Stock) anywhere between 1:500 to 1:1,500 at any time prior to December 31, 2026. That’s a very large reverse split, far greater than the 1:10 that any company can do without stockholder approval. Without full context, an investor might surmise that we want to make Modiv’s share price $7,500 per share or higher – which would not be very retail investor friendly. I am here to tell you that is NOT the case at all and the reverse split (which would be followed by a forward split that I will describe a bit later) is purely an administrative function intended to reduce cost and potentially increase liquidity. Before I get into the sausage making of how it would work, let me step back and tell you why we are even seeking approval.

For those new to our name and unaware of our history, we are the only direct-to-retail crowdfunded REIT to ever publicly list on a stock exchange and we did that in early 2022. However, our legacy enterprise first started raising capital directly (with no brokers/advisors) from individual retail investors as early as 2012 back when crowdfunding was hoping to be the next big thing and long before I joined in 2018. Thousands upon thousands of investors made very small investments, in some cases as small as $500. They were issued shares in the predecessor REIT and they collected dividends but the shares couldn’t be freely traded and their ability to sell their shares was very limited. It was basically a very high risk start up that happened to buy real estate. When I joined, my job was to make the Company more mainstream or “institutional” which included cleaning up the real estate portfolio, providing stockholders full liquidity, reducing headcount and wherever possible making the Company more efficient and less costly. It is from this original mission that the reverse stock split proposal is derived.

When we listed the Company on the NYSE in February 2022, we needed a seasoned transfer agent to handle the litany of daily stockholder changes that would be occurring with a publicly traded stock. At that time, we chose Computershare, a globally recognized transfer agent that works with numerous publicly listed companies. When we onboarded all of our existing investors to the Computershare platform (originally it was all handled internally), there were nearly 10,000 separate accounts, each holding varying amounts of shares. Just for reference, that is a very large number of accounts for a company of our size and very atypical (befitting our history) as most newly public companies might have a small handful of accounts directly at the transfer agent with thousands of other accounts indirectly held at brokerage firms given that most companies raise their equity via investment bankers and brokers. Since we didn’t raise our capital that way, we had a ton of accounts and the stockholders who owned these accounts were used to us being both their customer service agent and their investment (whereas most of you get your customer service from your broker not your stock investment).

Computershare was able to put together a service offering for our existing stockholders but it came at a significant cost to the Company – a meaningful six digits expense every year. For those who have ever dealt with the vast majority of transfer agents, then you know they are good at transferring shares and keeping records but their 80’s vintage COBOL-esque software systems don’t provide a good brokerage account experience (as they never intended it to be). Suffice it to say that using a transfer agent account as a brokerage account is like using a rotary phone instead of your smart phone. That fact alone led to numerous accounts transferring out to “street name” where they could hold their shares in their modern brokerage accounts. Further, over the past several years we have made repeated attempts to get investors to move away from the transfer agent into a brokerage account and we have also whittled down the service offering to reduce cost, but the cost still remains relatively high for a small company and every dollar matters to you the stockholders.

As it stands today, we are hovering at a little over 4,000 accounts in total at our transfer agent with 3,500 of those accounts holding less than 1,500 shares and, further, a large number of those 3,500 accounts holding less than 500 shares. These accounts have not chosen to switch to brokerage firms and have been unresponsive to our communications. In fact, for many accounts we get returned mail when we send out 1099 tax forms, we get bounced emails when we try to reach them and many no longer have current phone numbers listed. These investors don’t appear to be voting and don’t appear to be logging in. It’s as if they made an investment ten years ago and then simply forgot about it as time went on. I know, it sounds odd that someone would neglect that sum of money, but it appears to be the case as far as we can tell. Personally, I moved my shares over to my Schwab account within days of our NYSE listing.

Right about now you might be thinking…why doesn’t Modiv put the cost of the account back to the accountholder? We looked into that, and it is not allowed. If they don’t move to a broker and if they have more than one share, then all of us will simply have to bear the cost of these accounts. For those accounts that were less than one share, we have already cashed them out, but we still have thousands of accounts with more than one share. However, we did figure out a way to clean it up, to save long term costs and potentially increase liquidity, and that is where the reverse stock split comes in.

Sausage Making –

In this section we will get into some of the nitty gritty detail of how the reverse split would work if approved (and if implemented). It is far more information than you will typically see a CEO share in a press release, but hopefully by now you have come to appreciate that we at Modiv value transparency and candor. Our name may be derived from the concept of MOnthly DIVidends, but it is just as applicable to think of us as a Mutually Owned Dividend Investment Vehicle – with emphasis being on mutually owned in this instance. We are all in this together, it’s all our monies, and I strongly believe that transparency and candor are of utmost importance in our pursuit of making our money grow.

Let me caveat the following by saying that all of this information was not readily known to us as it is rather abstract, and it took us several months to piece this education together by talking to multiple people at our transfer agent as well as other sources to include external counsel and our designated market maker. I am hopeful that I have it all right but if some transfer agent whiz out there knows the intricacies better, then shoot us an email.

Given that we have the ability to cash out accounts that hold a fractional share (less than one share) by either paying cash from the Company’s coffers or selling those fractions in the open market (thereby creating liquidity), we understood that the only way to solve the aforementioned excess dormant account issue, barring the accountholder either selling their shares or transferring to a brokerage firm, was to make all those accounts fractional shares. The only way to get fractional shares is to introduce a reverse stock split. Given that the vast majority of these seemingly dormant accounts hold somewhere more than 500 but less than 1,500 shares, we identified that a large reverse split, held in place for only a brief moment in time before reverting the share price back to a more normal share price via a forward split, is the most effective way to address this legacy administrative burden and cost issue. The thinking is…implement a large reverse split, address the new batch of fractional shares, implement a forward split, and then back to business with reduced cost and less administrative burden – all in one fell swoop.

The inefficient alternative, that would not require a stockholder approval, would be to implement a 1:10 reverse split every year until such time that all the dormant accounts are addressed, but that would mean we would all live with a ridiculously high share price for a very long period of time and that is simply not palatable. So, if the proxy proposal is not approved, then no problem. We will just continue to bear the cost burden, but we felt it worthwhile to put it out there for your approval.

I believe the confusion from our recent investor inquiries pertains to how the reverse split would impact all the smaller stockholders who hold their shares in a brokerage account. The short answer is that we do not believe there is a meaningful impact other than a temporarily higher share price. The reason we believe this is where it gets really in the weeds and it pertains to the three primary levels of stock ownership – 1) DTC level, 2) Participant level, and 3) Beneficial level.

The Depository Trust Company (DTC) is a central securities depository system utilized by brokers, transfer agents, NYSE and Nasdaq. It is estimated that over 80% of all U.S. public equity is held at the DTC (the first level) on behalf of a multitude of participating financial institutions like Fidelity, Schwab, etc. (the second level) who, in turn, hold the equity for the benefit of countless investors like yourself (the third level). You can look this up on the internet, but each publicly listed company has a DTC account (i.e. Cede & Co) at their respective transfer agent that represents the aggregate ownership of all those shares held in “street name”. The DTC level is represented by a single account, the participant level reflects a small number of accounts (e.g. typically a few accounts for each financial institution depending on how they separate their taxable, non-taxable and non-retail accountholders), and the beneficial level would be hundreds of thousands of accounts representing the accounts you and I see when we log into our brokerage accounts.

At our transfer agent, amongst those ~4,000 accounts, is a single Cede & Co. account that represents the majority of our shares outstanding. Our transfer agent does not see your individual account at your broker, just those ~4,000 accounts. Further, all corporate actions happen initially at this first level. For example, when we issue a dividend payment, it goes to all ~4,000 accounts. The DTC account then distributes the money it receives automatically to the participant level accounts who in turn distribute your dividend into your individual account.

If we were to implement a reverse split and instruct our transfer agent to only cash out fractional shares at the participant level (which is what has been recommended to us), then we would materially limit the number of accounts impacted by the reverse split. Let’s walk through an example. Let’s assume there are 100 participant level accounts (we won’t know the exact amount until we make the inquiry with the DTC) as well as the ~4,000 individual accounts held at our transfer agent. Given that any single account can only have one fractional share, that means only a maximum of 100 fractional shares would be impacted for all the millions of our shares held at financial institutions and from the ~4,000 individual accounts held at our transfer agent, only those accounts holding less than one share would be closed out. By doing it this way, we specifically address this legacy cost burden without wiping out thousands of retail investors who bought shares through their brokerage account.

As soon as the process of eliminating fractional shares is completed (we have been informed it could potentially take several days), we would then implement a forward split to bring our share price back to a more appropriate, non-elevated, stock price. The ending result would be a normal stock price, the elimination of the administrative burden of maintaining thousands of seemingly dormant accounts, and the annual cost savings that would ensue.

I want to point out that even if the proposal is approved by all of you, that does not mean we would implement it. Our goal would be to make another final push to get as many of those seemingly dormant accounts moved over to brokerage firms (heck, maybe this press release will help that cause). Only after that last effort would we then consider implementing the reverse stock split, hence having until the end of next year to potentially implement this administrative function.

Phew, that was a lot of stuff to write (and to digest). In a nutshell, if the reverse split is approved (and we are ok if you don’t want it), then the final ending result would be a normal stock price, less dormant accounts at our transfer agent, and more money saved.

Grit, grind, get it done!” Aaron Halfacre, CEO of Modiv Industrial.

Inquiries:
management@modiv.com

About Modiv Industrial

Modiv Industrial, Inc. is an internally managed REIT that is focused on single-tenant net-lease industrial manufacturing real estate. The Company actively acquires critical industrial manufacturing properties with long-term leases to tenants that fuel the national economy and strengthen the nation’s supply chains. For more information, please visit: www.modiv.com.

Forward-looking Statements

Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the reverse stock split, the forward stock split, annualized dividend rates, future distributions and distributions declared by the Company’s board of directors. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2025. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s other filings with the SEC. Any forward-looking statements herein speak only as of the time when made and are based on information available to the Company as of such date and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future, unless required by law.